Prospectus Supplement No. 8 to
Prospectus Dated December 19, 2007

Filed pursuant to Rule 424(b)(3)
Registration No. 333-146813

NORD RESOURCES CORPORATION

OFFERING OF 55,589,705 SHARES OF COMMON STOCK

This Prospectus Supplement No. 8 amends and supplements our prospectus dated December 19, 2007 relating to the resale of up to 55,589,705 shares of our common stock by the selling stockholders named in the prospectus under the heading “Selling Stockholders” These shares include the following shares:

1.

up to 30,666,700 shares of common stock issuable to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold in an unregistered private placement that closed on June 5, 2007;

2.

up to 15,333,350 shares of common stock issuable to certain selling stockholders upon the exercise of common stock purchase warrants, which in turn are issuable upon the conversion of the 30,666,700 special warrants that were offered and sold in the unregistered private placement that closed on June 5, 2007;

3.

up to 1,840,002 shares of common stock issuable to certain selling stockholders upon the exercise of stock options issued in partial consideration of services rendered in connection with the unregistered private placement of special warrants that closed on June 5, 2007;

4.	up to 4,053,590 shares of common stock issuable to certain selling stockholders upon the exercise of outstanding common stock purchase warrants; and

5.	up to 3,696,063 outstanding shares of common stock held by certain selling stockholders.

These transactions are described in the prospectus to which this prospectus supplement relates under “Selling Stockholders.”

Our common stock is listed for trading on the Toronto Stock Exchange (“TSX”) under the symbol “NRD”, and is also quoted on the OTC Bulletin Board under the symbol “NRDS” On August 14, 2008, the high and low prices for one share of our common stock on the OTC Bulletin Board were $0.52 and $0.49, respectively; the closing price for one share of our common stock on the OTC Bulletin Board on that date was $0.50. We do not have any securities that are currently traded on any other exchange or quotation system. There is no market through which the warrants may be sold and purchasers may not be able to resell their warrants.

It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in our prospectus dated December 19, 2007, as amended and supplemented, at prevailing market prices of our common stock on the TSX or on the OTC Bulletin Board. Any selling stockholder may, in such selling stockholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially to repay corporate debt.

We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered by our prospectus dated December 19, 2007, as amended and supplemented (other than selling commissions).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 19, 2007. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The purchase of the securities offered through the prospectus as amended and supplemented involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of the prospectus titled “Risk Factors”before buying any of our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus as amended and supplemented hereby. Any representation to the contrary is a criminal offence.

The date of this prospectus supplement is August 15, 2008.

EXPLANATORY NOTE

This purpose of this prospectus supplement is to provide a copy of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, as filed with the Securities and Exchange Commission on August 14, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X]  QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2008

[   ] TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number: 1-08733

NORD RESOURCES CORPORATION
(Exact name of small business issuer as specified in its charter)

DELAWARE	85-0212139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

(520) 292-0266
Issuer's telephone number

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or
15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]   No [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-
accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,”
“accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the
Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the
Exchange Act). Yes [   ]   No [X]

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date. 68,083,635 shares of common stock as of June 30, 2008.

Transitional Small Business Disclosure Format (check one): Yes [   ]   No [X]

NORD RESOURCES CORPORATION

Quarterly Report On Form 10-Q
For The Quarterly Period Ended
June 30, 2008

FORWARD-LOOKING STATEMENTS

This quarterly report on Form 10-Q contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this quarterly report include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of copper, availability of funds, government regulations, permitting, common share prices, operating costs, capital costs, outcomes of ore reserve development, recoveries and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in our annual report on Form 10-KSB for the year ended December 31, 2007, this quarterly report on Form 10-Q, and, from time to time, in other reports that we file with the Securities and Exchange Commission (the “SEC”). These factors may cause our actual results to differ materially from any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

i

PART I – FINANCIAL INFORMATION

Item 1.           Statements

The following unaudited condensed consolidated interim financial statements of Nord Resources Corporation and its wholly-owned subsidiary Cochise Aggregates and Materials, Inc. (sometimes collectively referred to as “we”, “us” or “our Company”) are included in this quarterly report on Form 10-Q:

It is the opinion of management that the interim condensed consolidated financial statements for the three and six months ended June 30, 2008 and June 30, 2007 include all adjustments necessary in order to ensure that the condensed consolidated financial statements are not misleading. These condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim condensed consolidated financial statements follow the same accounting policies and methods of their application as our Company’s December 31, 2007 annual consolidated financial statements. All adjustments are of a normal recurring nature. These interim condensed consolidated financial statements should be read in conjunction with our Company’s December 31, 2007 annual consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and December 31, 2007

ASSETS
	June 30, 2008	December 31, 2007
	(Unaudited)
Current Assets:
Cash and cash equivalents	$545,832	$3,368,910
Restricted cash	3,000,000	-
Accounts receivable	484,891	144,012
Inventories	316,187	-
Prepaid expenses and other	92,626	68,012

Total Current Assets	4,439,536	3,580,934

Property and Equipment, at cost:
Property and equipment	4,765,629	4,161,993
Less accumulated depreciation and amortization	(1,562,813)	(1,460,611)
	3,202,816	2,701,382
Construction in progress	20,594,249	10,795,491
Net Property and Equipment	23,797,065	13,496,873

Other Assets:
Restricted cash and marketable securities	686,476	3,686,476
Debt issuance costs, net of accumulated amortization	997,135	1,117,021
Total Other Assets	1,683,611	4,803,497

Total Assets	$29,920,212	$21,881,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and December 31, 2007
(Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
	June 30, 2008	December 31, 2007
	(Unaudited)
Current Liabilities:
Accounts payable	$1,884,011	$1,322,459
Accrued expenses	889,173	1,225,686
Current portion of accrued interest	48,243	-
Current maturities of long-term debt	1,600,000	312,500
Current maturities of derivative contracts	4,233,783	-
Current maturity of capital lease obligation	15,808	9,375

Total Current Liabilities	8,671,018	2,870,020

Long-Term Liabilities:
Capital lease obligation, less current maturity	53,240	-
Derivative contracts	14,800,975	9,183,428
Long-term debt (less current maturities)	10,400,000	4,687,500
Long-term accrued interest (less current portion)	313,581	-
Accrued reclamation costs	137,699	131,141
Other	58,976	61,863

Total Long-Term Liabilities	25,764,471	14,063,932

Total Liabilities	34,435,489	16,933,952

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 100,000,000 shares authorized,
68,083,635 and 66,659,224 shares issued and outstanding as of
June 30, 2008 and December 31, 2007, respectively	680,836	666,592
Additional paid-in capital	109,378,518	108,439,030
Accumulated deficit	(95,539,873)	(94,974,842)
Accumulated other comprehensive loss	(19,034,758)	(9,183,428)

Total Stockholders’ Equity (Deficit)	(4,515,277)	4,947,352

Total Liabilities and Stockholders’ Equity (Deficit)	$29,920,212	$21,881,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	2008	2007

Revenues	$4,655,546	$-

Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	3,001,285	-
General and administrative expenses	2,032,545	2,430,614
Depreciation, depletion and amortization	147,865	41,673

Loss from operations	(526,149)	(2,472,287)

Other income (expense):
Interest expense	(271,578)	(477,985)
Miscellaneous income	232,696	1,434,285

Total other income (expense)	(38,882)	956,300

Loss before income taxes	(565,031)	(1,515,987)

Provision for income taxes	-	-

Net loss	$(565,031)	$(1,515,987)

Net Loss Per Basic and Diluted Share of Common Stock:

Weighted Average Number of Common Shares Outstanding	66,871,932	34,323,544

Net loss per share of common stock	$(0.01)	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	2008	2007

Revenues	$3,115,392	$-

Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	2,031,514	-
General and administrative expenses	799,290	1,472,713
Depreciation, depletion and amortization	94,009	20,836

Income (loss) from operations	190,579	(1,493,549)

Other income (expense):
Interest expense	(196,992)	(226,804)
Miscellaneous income	115,929	259,849

Total other income (expense)	(81,063)	33,045

Income (loss) before income taxes	109,516	(1,460,504)
Provision for income taxes	-	-

Net income (loss)	$109,516	$(1,460,504)

Net loss per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	67,081,882	34,434,630
Basic earnings (loss) per share of common stock	$0.00	$(0.04)

Weighted average number of diluted common shares outstanding	69,985,450	34,434,630
Diluted earnings (loss) per share of common stock	$0.00	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2008
(Unaudited)

					Accumulated	Total
			Additional		Other Com-	Stockholders’
			Paid-in	Accumulated	prehensive	Equity
	Common Stock		Capital	Deficit	Loss	(Deficit)
	Shares	Amount

Balance at December 31, 2007	66,659,224	$666,592	$108,439,030	$(94,974,842)	$(9,183,428)	$4,947,352
Comprehensive loss:
Net loss	-	-	-	(565,031)	-	(565,031)
Cash flow hedge, net	-	-	-	-	(9,851,330)	(9,851,330)
Comprehensive loss	-	-	-	-	-	(10,416,361)

Stock options issued for
Coyote Springs	-	-	51,040	-	-	51,040
Compensation expense from
issuance of stock options	-	-	300,555	-	-	300,555
Modification of warrants	-	-	125,137	-	-	125,137
Compensation expense from
issuance of deferred stock
units	-	-	65,000	-	-	65,000
Common stock issued for
deferred stock units	44,411	444	(444)	-	-	-
Exercise of warrants	1,380,000	13,800	398,200	-	-	412,000

Balance at June 30, 2008	68,083,635	$680,836	$109,378,518	$(95,539,873)	$(19,034,758)	$(4,515,277)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	2008	2007
Cash Flows From Operating Activities:
Net loss	$(565,031)	$(1,515,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	147,865	41,673
Accretion expense on accrued reclamation costs	6,558	9,106
Amortization of debt issuance costs	119,886	100,000
Accretion of discount on debt	-	85,846
Issuance of stock options for services rendered	300,555	372,594
Issuance of stock and deferred stock units for services rendered	65,000	141,680
Accretion of warrant modification	125,137	-
Changes in assets and liabilities:
Accounts receivable	(340,879)	(18,542)
Inventory	(314,244)	-
Other assets	(24,614)	(13,916)
Accounts payable	357,603	(448,882)
Accrued expenses	(339,448)	(2,528,004)

Net Cash Used In Operating Activities	(461,612)	(3,774,432)

Cash Flows From Investing Activities:
Capital expenditures	(520,891)	(19,839)
Construction in progress	(9,232,937)	-

Net Cash Provided (Used) By Investing Activities	(9,753,828)	(19,839)

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable	7,000,000	25,000
Debt issuance costs	-	(50,109)
Principal payments on capital leases	(19,368)	(9,375)
Principle payments on notes payable	-	(5,668,313)
Proceeds from issuance of special warrants	-	23,000,025
Offering costs paid in connection with special warrant financing	-	(1,718,349)
Proceeds from exercise of warrants	412,000	52,500

Net Cash Provided By Financing Activities	7,392,362	15,631,379

Net Increase in Cash and Cash Equivalents	(2,823,078)	11,837,108

Cash and Cash Equivalents at Beginning of Period	3,368,910	1,007,835

Cash and Cash Equivalents at End of Period	$545,832	$12,844,943

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$20,420	$287,149
Income taxes	-	-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock issued for purchase of property	$51,040	$36,665
Stock options issued in connection with special warrant financing	-	513,436
Warrants issued in connection with debt facilities	-	85,846
Common stock issued for settlement of accounts payable	-	163,000
Debt issuance costs paid through a note payable	-	75,000
Common stock issued in exchange for deferred stock units	444	901
Mark to market of cash flow hedges	(9,851,330)	-
Capitalized interest	361,872	-
Debt issuance costs in accrued expense	-	450,000
Common stock issued upon conversion of related party convertible notes	-	132,680
Construction in progress financed by accounts payable	1,146,721	-
Acquisition of equipment under lease	79,310	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.             FINANCIAL STATEMENTS

The accompanying financial information of Nord Resources Corporation (the “Company”) is prepared in accordance with the rules prescribed for filing condensed interim financial statements and, accordingly, does not include all disclosures that may be necessary for complete financial statements prepared in accordance with U.S. generally accepted accounting principles. The disclosures presented are sufficient, in management’s opinion, to make the interim information presented not misleading. All adjustments, consisting of normal recurring adjustments which are necessary so as to make the interim information not misleading, have been made. General and administrative expenses in the amount of $172,455 recorded in the three month period ending March 31, 2008 have been reclassified on the condensed consolidated statement of operations for the six months ended June 30, 2008 to cost applicable to sales in order to conform to the current period’s presentation. In addition, in the three month period ending June 30, 2008, the Company wrote-off unsubstantiated accounts payable in the amounts of $93,101 and $90,196 to cost applicable to sales and general and administrative expenses, respectively. Results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of results of operations that may be expected for the year ending December 31, 2008. The Company recommends that this financial information be read in conjunction with the complete consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 previously filed with the Securities and Exchange Commission (the “SEC”).

2.             BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The Company’s continuation as a going concern is dependent upon its ability to reactivate the Johnson Camp Mine in a timely and cost effective manner, to meet its obligations under its Credit Agreement with Nedbank which will allow continued utilization of its credit facility, and to produce copper to sell at a level where the Company becomes profitable. The Company’s continued existence is dependent upon its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

3.             PRE COMMERCIAL PRODUCTION COSTS

The Company commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of the realized value of copper produced during the period, are capitalized as mine development. These costs of $572,765 are being amortized on a straight-line basis over the expected life of production of existing ore on old dumps which is estimated to be 5 years.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4.             STOCK-BASED COMPENSATION

Stock Options

Beginning January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective application method. The Company has granted incentive and non-qualified stock options to its directors and employees under terms of its 2006 Stock Incentive Plan. The Company has also granted non-qualified, non-plan stock options, which have been authorized by the Company’s board of directors. Stock options are generally granted at an exercise price equal to or greater than the quoted market price on the date of grant.

There are 6,671,675 stock options outstanding at June 30, 2008, of which 3,771,675 are non-qualified non-plan stock options and 2,900,000 have been issued pursuant to the Company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

The Company did not grant any stock options to employees and directors during the three months ended June 30, 2008. The Company granted 106,674 stock options during the six months ended June 30, 2008, to persons other than employees and directors. The Company recognized $122,233 and $300,555 in compensation expense related to employee and director stock options for the three and six month periods ended June 30, 2008, respectively. During the three months ended June 30, 2007, the Company granted 1,650,000 stock options to employees and directors and recognized $334,854 in compensation expense. During the six months ended June 30, 2007 the Company granted 1,650,000 stock options to employees and directors and recognized $372,594 compensation expense.

As summarized in the following tables, no stock options were exercised during the six months ended June 30, 2008, 106,674 were granted and a total of 50,000 stock options either expired or were cancelled in accordance with their respective terms:

Weighted
	Number of	Average
	Shares	Exercise Price
Three Months Ended June 30,2008
Options outstanding at March 31, 2008	6,671,675	$.70
Granted	-	-
Exercised	-	-
Cancelled/Expired	-	-

Options outstanding at June 30, 2008	6,671,675	$.70

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

		Weighted
	Number of	Average
	Shares	Exercise Price
Six Months Ended June 30,2008
Options outstanding at December 31, 2007	6,615,001	$.71
Granted	106,674	1.00
Exercised	-	-
Cancelled/Expired	(50,000)	2.00

Options outstanding at June 30, 2008	6,671,675	$.70

The following table summarizes certain additional information about the Company’s total and exercisable stock options outstanding as of June 30, 2008:

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Intrinsic
	Outstanding	Life in Years	Price	Value

Total stock options	6,671,675	4.4	$.70	$505,981
Exercisable stock
options	5,688,342	3.7	.69	514,648

The market price of the Company’s common stock on the OTC Bulletin Board on June 30, 2008 was $.78 per share. Accordingly, the intrinsic value of total stock options and exercisable stock options as of June 30, 2008 was $505,981 and $514,648, respectively.

The following table summarizes the unvested stock options outstanding as of June 30, 2008:

		Weighted Average
		Grant Date
	Number of Shares	Fair Value
Three Months Ended June 30,2008
Non-vested options outstanding at March 31, 2008	1,533,333	$.54
Granted	-	-
Vested	(550,000)	.51
Cancelled/Forfeited	-	-

Non-vested Options outstanding at June 30, 2008	983,333	$.56

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

		Weighted Average
		Grant Date
	Number of Shares	Fair Value
Six Months Ended June 30,2008
Non-vested options outstanding at December 31, 2007	1,800,000	$.57
Granted	106,674.48
Vested	(923,341)	.57
Cancelled/Forfeited	-

Non-vested Options outstanding at June 30, 2008	983,333	$.56

The total grant date fair value of options vested during the three months and six months ended June 30, 2008 was $280,665 and $529,160, respectively. The Company recognizes stock option compensation expense on stock options with a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. As of June 30, 2008, 983,333 stock options remain unvested, resulting in $204,443 in compensation expense to be recognized over the following six quarters.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. As indicated above, there were no options granted during the three month period ended June 30, 2008 and 106,674 were granted during the six months ended June 30, 2008, however, none of which were issued to employees or directors. These options vested immediately; therefore, there is no expected forfeiture. Furthermore, the expected term of these options is equivalent to the contractual term thereof, 3 years. The expected forfeiture rate of 8% in 2007 was based on historical employee turnover rates and included actual forfeitures of stock options due to the resignation of one of the company’s officers. The expected term of the options granted to employees is estimated using the formula set forth in SEC Staff Accounting Bulletin (“SAB”) No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group.

The Company did not grant any options for the three month period ending June 30, 2008 and granted 106,674 stock options during the six month period ended June 30, 2008. The Company granted 3,490,002 stock option grants during the six month period ended June 30, 2007. The fair values for the stock options granted during the six month periods ended June 30, 2008 and 2007 were estimated at the respective dates of grant using the Black-Scholes option pricing model with the following assumptions:

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007
Risk-free interest rate	2.3%	4.9% to 5.0%
Expected life	3.0 years	2.0 to 5.5 years
Expected volatility	78%	78% to 91%
Expected dividend yield	0%	0%

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Deferred Stock Units

During the three and six months ended June 30, 2008 and 2007, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units (“DSUs”). Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to them for the three and six months ended June 30, 2008 and 2007. Accordingly, during the three and six months ended June 30, 2008, the Company credited a total of 42,484 and 80,719 DSUs, respectively, to its non-executive directors, and recognized expenses of $32,500 and $65,000, respectively, related to the issuance of these DSUs. During the three and six months ended June 30, 2007, the Company credited a total of 36,706 and 87,750 DSUs, respectively, to its non-executive directors, and recognized expenses of $25,694 and $61,680, respectively, related to the issuance of these DSUs. During the three months ended June 30, 2008, 44,411 DSUs were converted into shares of the Company’s common stock. The DSUs were granted under the 2006 Stock Incentive Plan. As of June 30, 2008, there were 236,149 DSUs outstanding.

Common Stock

During the three and six months ended June 30, 2008, the Company did not issue any shares of common stock to employees of the Company. During the three and six months ended June 30, 2007, the Company issued 40,000 and 100,000 shares of fully paid and non-assessable common stock to employees of the Company with a weighted average grant date fair value of $0.75 and $0.80 per share, respectively. Stock-based compensation related to these awards of $30,000 and $80,000 is included in operating expenses for the three and six months ended June 30, 2007, respectively.

5.             INVENTORY

Inventory is as follows:

As of
June 30, 2008
Material & supplies	$19,516
Copper in process	186,611
Finished goods	110,060
Total inventory	$316,187

6.             ACCRETION OF WARRANT MODIFICATION

On May 8, 2008, the Company extended the exercise period on 743,590 and 75,000 common stock purchase warrants held by Nedbank Limited by six months, to November 8, 2008 and November 15, 2008, respectively. The other terms and conditions of the warrants, including their respective exercise prices, remain unchanged. The change in fair value, which was charged to interest expense, resulting from this modification in the warrant expiry date was $125,137 and was calculated using the Black-Scholes option pricing model with the following assumptions:

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Risk-free interest rate	1.4%
Expected life	.5 years
Expected volatility	74% to 75%
Expected dividend yield	0%

7.             LONG-TERM DEBT

The Company entered into a Credit Agreement dated June 28, 2007 (and amended as of June 30, 2008) with Nedbank as administrative agent and lead arranger. The Amended Credit Agreement provides for a $25 million secured term loan credit facility that is being used by the Company to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Amended Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by the Company, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) December 31, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offering Rate for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). The annual interest rate on these loans at June 30, 2008 was 6.20% . The loans will be repaid beginning March 31, 2009 in 15 equal quarterly installments, subject to certain prepayment obligations set forth in the Amended Credit Agreement. As of June 30, 2008, $12,000,000 had been drawn down on the loan.

8.             BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding adjusted for the dilutive effect, if any, of stock options, warrants and other dilutive securities outstanding. Outstanding options, warrants and other dilutive securities to purchase 25,363,830 and 57,485,445 shares of common stock for six months ended June 30, 2008 and 2007, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options and warrants would be anti-dilutive. Outstanding options, warrants and other dilutive securities to purchase 17,983,614 and 57,485,445 shares of common stock for three months ended June 30, 2008 and 2007, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options and warrants would be anti-dilutive.

Components of basic and diluted earnings per share were as follows:

	Three Months Ended June 30,
	2008	2007
Net income (loss) available for common stock holders	$109,516	$(1,460,504)

Weighted average outstanding shares of common stock	67,081,882	34,434,630
Dilutive effect of warrants and stock options	2,903,568	-
Common stock and common stock equivalents	69,985,450	34,434,630
Earnings (loss) per share:
Basic	$0.00	$(0.04)
Diluted	$0.00	$(0.04)

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.             CONCENTRATION

On February 1, 2008, the Company entered into a cathode sales agreement with Red Kite Master Fund Limited (“Red Kite”) to sell 100% of its copper cathode production. Pursuant to this agreement, Red Kite will accept delivery of the cathode at the Johnson Camp Mine at pricing based on the COMEX price for high-grade copper. The contract is effective through December 31, 2012 and may not be terminated by either party unless certain conditions are met. Red Kite is a large, well capitalized and diversified multinational organization; therefore, the credit risk is considered to be minimal.

10.           COPPER PRICE PROTECTION PROGRAM

In connection with the Credit Agreement dated June 28, 2007 with Nedbank, the Company agreed to implement a price protection program with respect to a specified percentage of copper output from the Johnson Camp Mine. The price protection program consists of a synthetic put structure whereby the Company entered into a combination of forward sale and call option contracts for copper quantities, based on a portion of the estimated production from the Johnson Camp Mine during the term of the loan. The program covers approximately 27% of the estimated copper production from the Johnson Camp Mine during the term of the loan. The Company implemented the price protection program by entering into forward sales contracts for 4,560, 3,600, and 2,400 metric tons of London Metal Exchange cash settlement copper for 2009, 2010, and 2011, respectively, at a net forward price of $5,538, $4,481 and $4,413 per metric ton for the same periods. The program also included the purchase of long call options for the same quantities with average strike prices of $8,781, $8,523, and $8,723 per metric ton for the same periods, respectively, thereby permitting the Company to participate in price increases in the event that copper prices exceed the strike price of the long call options. The program requires no cash margins, collateral or other security from the Company.

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these contracts are carried on the consolidated balance sheet at their fair value. As these contracts were designated as cash flow hedges, changes to the fair value of these contracts are reflected in “Accumulated Other Comprehensive Loss”. As of June 30, 2008, the carrying value of the derivative liability was approximately $19,034,758 and the reduction in fair value was recorded as other comprehensive loss in the consolidated balance sheet.

11.           INCOME TAXES

The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. The Company assesses its past earnings history and trends, sales backlog and projections of future net income. The Company recorded a valuation allowance for the entire amount of the net deferred tax asset in 2007 and prior years as the Company considered it to be unlikely to recognize sufficient operating income to realize the benefit of these assets over time until the Company has had a reasonable history of net income. Accordingly, the Company recorded a deferred tax valuation allowance in prior years to offset the entire deferred tax asset arising from the tax loss carry forward and other temporary differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. The Company did not record a tax expense for the three and six month periods ending June 30, 2008 as in addition to the tax loss-carryforward the Company has not generated a taxable income on a year to date basis. The Company will continue to review this valuation allowance and the recognition of tax expense and make adjustments as appropriate.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12.           RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement 157”, was issued. FSP 157-2 applies to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Accordingly, this FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. The Company plans to adopt this standard beginning January 2009, and the Company does not anticipate it will have a material impact on its consolidated financial statements.

In December 2007, the SEC issued SAB No. 110 which confirms that the use of a “simplified” method, as discussed in SAB No. 107, to estimate the expected term of “plain vanilla” share options in accordance with FASB No. 123 would be acceptable beyond December 31, 2007. The Company adopted this standard beginning January 2008, which had no material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No. 160 requires that ownership interests in subsidiaries held by parties other that the parent be clearly identified labeled and presented in the consolidated statement of financial position within equity, but separate from the parent equity. It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. The statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and that disclosures be expanded in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141 (Revised 2007) establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This objective of this statement is to enhance the understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are present in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company plans to adopt this standard when it become effective, however, the Company does not believe it will have a material impact on the Company’s consolidated financial statements.

Item 2.           Management’s Discussion and Analysis

The following discussion of our financial condition, changes in financial condition and results of operations for the three and six months ended June 30, 2008 and 2007 should be read in conjunction with our unaudited condensed consolidated interim financial statements and related notes for the three and six months ended June 30, 2008 and 2007. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth below under the heading “Risk Factors”.

Overview of Our Business

We are a copper mining company. Our principal asset is the Johnson Camp property located in Arizona. The Johnson Camp property includes the Johnson Camp Mine and a production facility that uses the solvent extraction, electrowinning (SX-EW) process. The Johnson Camp Mine is an existing open pit copper mine; it includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits. The Johnson Camp property also includes a decorative and structural stone operation, which produces landscape and aggregate rock from the overburden piles at the Johnson Camp Mine. We currently lease this landscape and aggregate rock operation to JC Rock, LLC in exchange for a sliding scale royalty.

We acquired the Johnson Camp Mine from Arimetco, Inc. pursuant to a Sales and Purchase Agreement that had been assigned to us in June 1999 by Summo USA Corporation, the original purchaser, following the completion of certain due diligence work by Summo. Although Arimetco had ceased mining on the property in 1997, we, like Arimetco before us, continued production of copper from ore that had been mined and placed on leach pads until August 2003 when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Approximately 6.7 million pounds of copper cathode were produced from residual copper in the heaps over the period 1998 to 2003.

On June 28, 2007, our board of directors adopted a resolution authorizing our Company to proceed with the reactivation of the Johnson Camp Mine. We believe that the current world market demand for copper, which has resulted in relatively strong market prices for copper since 2003, has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23 million (net proceeds of approximately $21.3 million). In addition, we have entered into a credit agreement dated as of June 28, 2007 (amended as of June 30, 2008) with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility. All or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. As of June 30, 2008, we had drawn down $12 million of the credit facility and had $13 million remaining available.

Based upon our Company’s current forecast for the reactivation of the Johnson Camp Mine, we continue to believe that we have sufficient funds to meet our capital requirements to reactivate the Johnson Camp Mine.

In order for us to resume full mining operations, we will have to complete the mine development schedule contained in an updated feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September 2007 that was completed by Bikerman Engineering & Technology Associates, Inc. in accordance with National Instrument 43-101

Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our Company) and SEC Industry Guide No. 7. The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, capital and operating cost estimates current as of the second quarter of 2007, and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates.

We commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits. The drill results indicate the continuation of mineralization from the current south edge of the Burro pit, increase the drill hole density within the Copper Chief pit and expand copper mineralization to the northwest and southwest of the planned Copper Chief pit boundaries.

We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development.

Our Plan of Operations

Overview

We commenced the reactivation process at the Johnson Camp Mine in late June 2007. Our current reactivation plan includes an estimated full production rate of 25 million pounds of copper cathodes per annum.

Our mine operating plan calls for residual leaching of the existing old dumps and an active leach program of newly mined ore. Initial copper production from residual leaching operations commenced in January 2008. Earlier this year, we received guidance from the Arizona Department of Environmental Quality (the “ADEQ”) in connection with our application for an air quality permit which caused us to revise our original plan to fast-track the assembly and installation of our planned crushing and conveying systems at the Johnson Camp Mine while the permit application is being processed. On further examination of the permitting process and based in part on the guidance we have received from the ADEQ, we determined that we should not proceed with certain activities at the site including, among other actions, the assembly and installation of the crushing and conveying systems, until we have received the air quality permit. Although this has not affected copper cathode production from our existing residual leaching operations, copper production from newly-mined ore will be delayed, with the result that we do not expect to reach our full estimated production rate at the Johnson Camp Mine until early spring 2009.

The ADEQ’s public comment period in connection with our air quality permit application has ended, and the ADEQ’s public hearing on the matter was held on August 12, 2008. We have been advised by the ADEQ that it has received no public comments on our application. Accordingly, we believe that the ADEQ will likely finalize its preliminary decision and issue our air quality permit on a timely basis, and thereby allow us to meet our target to reach our full estimated production rate in early spring 2009.

Our business, and our ability to realize our business objectives and implement our operating plan, are subject to a number of additional risks and uncertainties, including those discussed under the heading “Risk Factors”.

Estimated Capital Costs

We now expect that the initial capital costs will total approximately $34 million (formerly estimated at $29 million), inclusive of approximately $21.4 million in capital costs incurred by us through June 30, 2008, after our board of directors authorized our Company to proceed with the reactivation of the Johnson Camp Mine in late June 2007. Such costs relate primarily to: (a) the rehabilitation of solution ponds; (b) refurbishment and a modest expansion of the SX-EW copper production facility; (c) the installation of our primary stage crusher, and the purchase and installation of two secondary stage crushers and conveying equipment; and (d) other project-related items.

We estimate we will incur a further $3 million in capital costs in the two years following the commencement of mining primarily associated with expanding one or more of our existing leach pads. These cost figures do not include estimated reclamation bonding requirements, and do not account for inflation, interest and other financing costs.

Results of Operations – Three and Six Months Ended June 30, 2008 and 2007

The following table sets forth our operating results for the three and six months ended June 30, 2008, as compared with our operating results for the three and six months ended June 30, 2007.

	Three Months Ended			Six Months Ended
			Change			Change
	June 30,	June 30,	(Increase/	June 30,	June 30,	(Increase/
	2008	2007	Decrease)	2008	2007	Decrease)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,115,392	$-	$3,115,392	$4,655,546	$-	$4,655,546

Cost applicable to sales
(exclusive of depreciation,
depletion and amortization
shown separately below)	2,031,514	-	2,031,514	3,001,285	-	3,001,285
General and administrative
expenses	799,290	1,472,713	(673,423)	2,032,545	2,430,614	(398,069)
Depreciation, depletion and
amortization	94,009	20,836	73,173	147,865	41,673	106,192

Gain (loss) from
operations	190,579	(1,493,549)	1,684,128	(526,149)	(2,472,287)	1,946,138

Other income (expense):
Interest expense	(196,992)	(226,804)	29,812	(271,578)	(477,985)	206,407
Miscellaneous income
(expense)	115,929	259,849	(143,920)	232,696	1,434,285	(1,201,589)

Total other income
(expense)	(81,063)	33,045	(114,108)	(38,882)	956,300	(995,182)

Income (loss) before income
taxes	109,516	(1,460,504)	1,570,020	(565,031)	(1,515,987)	950,956

Provision for income taxes	-	-	-	-	-	-

	Three Months Ended			Six Months Ended
			Change			Change
	June 30,	June 30,	(Increase/	June 30,	June 30,	(Increase/
	2008	2007	Decrease)	2008	2007	Decrease)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income (loss)	$109,516	$(1,460,504)	$1,570,020	$(565,031)	$(1,515,987)	$950,956

Basic earnings (loss) per
shares of common Stock:

Weighted average number
of common shares
outstanding	67,081,882	34,434,630		66,871,932	34,323,544
Basic earnings (loss) per
share of common stock	$0.00	$(0.04)		$(0.01)	$(0.04)

Diluted earnings (loss) per
shares of common Stock:

Weighted average number
of common shares
outstanding	69,985,450	34,434,630		66,871,932	34,323,544

Diluted earnings (loss) per
share of common stock	$0.00	$(0.04)		$(0.01)	$(0.04)

Revenue

We commenced commercial production from residual leaching on February 1, 2008. We entered into a long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited for 100% of the copper cathode production from the Johnson Camp Mine. The agreement runs through December 31, 2012 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the average monthly Commodity Exchange price for high-grade copper.

We recorded revenues of $3,115,392 from the sale of 836,198 pounds of copper cathode for the three months ended June 30, 2008 and revenues of $4,655,546 from the sale of 1,258,103 pounds of copper from February 1, 2008 through June 30, 2008. Revenues earned from the sale of 58,723 pounds of copper cathode produced prior to the commencement of commercial production in the amount of $209,907 were credited to development costs. We did not have any revenue during the three and six month periods ending June 30, 2007 due to the fact that the Johnson Camp Mine was on a care and maintenance program during that period.

Cost of Sales

Cost of sales represents the costs incurred in converting the ore present in existing leach pads into salable copper cathodes. The conversion process includes leaching of stockpiles, solvent extraction and electrowinning and results in the production of copper cathode. The costs include labor, supplies, energy, site overhead costs and other necessary costs associated with the extraction and processing of ore. However, the costs exclude depreciation, depletion and amortization.

We incurred $2,031,514 of costs applicable to sales for the three month period ending June 30, 2008.

We incurred $3,001,285 of costs applicable to sales from the commencement of commercial production (February 1, 2008) through June 30, 2008. Operating costs incurred from December 1, 2007 through January 31, 2008 in the amount of $572,118 (net of pre commercial revenue) were capitalized and will be amortized over the expected life of production of copper cathodes from existing heaps.

General and Administrative

Our general and administrative expenses decreased to $799,290 for the three months ended June 30, 2008, compared to $1,472,713 for the three months ended June 30, 2007. This decrease was due primarily to $486,031 in outside services related to drilling expenditures incurred at Coyote Springs during the second quarter 2007 and a decrease in labor costs of $193,851 resulting primarily from bonuses earned as a result of the completion of the financings in June 2007

Our general and administrative expenses decreased to $2,032,545 for the six months ended June 30, 2008, compared to $2,430,614 for the six months ended June 30, 2007. This decrease was due primarily to $626,169 in outside services related to drilling expenditures incurred at Coyote Springs during the first half of 2007. This decrease was partially offset by a $194,326 increase related to the registration and listing of our common stock on the Toronto Stock Exchange in January 2008.

Depreciation, Depletion and Amortization

Our depreciation, depletion and amortization expense increased by $73,173 for the three months ended June 30, 2008 and by $106,192 for the six months ended June 30, 2008, as compared to the comparable three and six month periods of the prior year. The increase was primarily due to the increase in depreciation expense related to the commencement of copper production of $44,612 and $58,586 for the three month and six month periods ending June 30, 2008, respectively and the amortization of development costs of $28,563 and $47,605 for the three month and six month periods ending June 30, 2008, respectively.

Interest Expense

Interest expense is attributable to interest, amortization of debt issuance cost and accretion of warrants issued in conjunction with the loans that we have obtained to fund our operating expenses and capital investments. Interest expense associated with the Nedbank credit facility has be capitalized and is included in construction in progress.

Interest expense decreased by $29,812 and $206,407 for the three and six month periods ended June 30, 2008 , respectively, compared to the three month and six month periods ended June 30, 2007. We incurred higher interest expense during the three and six month periods ended June 30, 2007, as compared to the three and six month periods ended June, 2008, due primarily to interest and the amortization of debt issuance costs related to our $5,000,000 secured bridge loan from Nedbank and an outstanding $600,000 revolving line of credit from related parties, respectively, which were repaid on June 7, 2007 from the proceeds of the special warrant financing. This decrease was offset in part by a non-cash interest expense of $125,137 resulting from the Company electing to extend the exercise period on 818,590 warrants held by Nedbank by six months.

Miscellaneous Income

Miscellaneous income decreased by $143,920 for the three months ended June 30, 2008 as compared to the three months ended June, 2007. This decrease was due primarily to $150,000 we received in 2007 from Platinum Diversified Mining pursuant to a settlement agreement dated March 7, 2007.

Miscellaneous income decreased by $1,201,589 for the six months ended June 30, 2008 as compared to the six months ended June, 2007. This decrease was due primarily to $1,250,000 we received in 2007 from Platinum Diversified Mining pursuant to a settlement agreement dated March 7, 2007.

Net Loss

We experienced a net loss of $565,031 for the six months ended June 30, 2008 as compared to a net loss of $1,515,987 for the six months ended June 30, 2007. The decrease in net loss between these periods is primarily related to:

  Gross margins earned from the sale of copper cathode from residual leaching operations which began on February, 1, 2008; and

  A decrease in general and administrative costs, as discussed above.

The decrease in net loss was partially offset by a decrease in miscellaneous income associated with our settlement agreement with Platinum Diversified Mining dated March 7, 2007, as discussed above.

Liquidity and Financial Resources

Our Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to complete the reactivation of the Johnson Camp Mine, to produce copper at a level where we can become profitable, to pay off existing debt and provide sufficient funds for general corporate purposes, all of which is uncertain. Our condensed consolidated financial statements contain additional note disclosures to this effect, and the condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Working Capital

The following table sets forth our cash and working capital as of June 30, 2008 and 2007:

	As of		As of
	June 30, 2008		June 30, 2007
Cash reserves	$3,545,832	(1)(2)	$12,844,943
Working capital surplus
(deficiency)	$(4,231,482	)(3)	$11,345,693	(4)

(1)	Includes $3,000,000 in restricted cash being held in a Debt Service Reserve Account in conjunction with our $25,000,000 secured term loan credit facility with Nedbank Limited

(2)	Excludes $686,476 in restricted marketable securities being held in conjunction with two letters of credit.

(3)	Includes $1,664,051 in current portion of long-term debt, capital lease obligations and accrued interest and $4,233,784 in current portion of derivative contracts.

(4)	Includes $64,551 in current portion of long-term debt.

Cash Flows from Operating Activities

Our cash flows from operating activities during the six months ended June 30, 2008 and 2007 were ($461,612) and ($3,774,432), respectively. We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in

February 2008. Commercial production from existing heaps is defined by our Company as either operating at a minimum of 75% of the designed capacity of our processing facilities at the Johnson Camp Mine, or generating positive cash flows from mine operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development. Our Company generated $1,654,261 in gross margin excluding depreciation, depletion and amortization during the six months ended June 30, 2008.

We had no revenues or gross margin during the six months ended June 30, 2007, as the Johnson Camp Mine was on a care and maintenance program during that period. Cash flows from operating activities for the six months ended June 30, 2007 included a decrease in accounts payable and accrued liabilities of $2,976,886 primarily for the payment of obligations that became due upon the completion of our special warrant financing and $1,250,000 in net proceeds from our settlement with Platinum Diversified Mining.

The change in working capital between December 31, 2007 and June 30, 2008 was ($3,520,568) and the change in working capital between December 31, 2006 and June 30, 2007 was ($3,009,344). The decrease in working capital during the six month period ended June, 2008 was due primarily to the inclusion of $4,233,783 in current maturities of the derivative contracts and financing of the inventory and accounts receivable related to commencement of copper production and copper cathode sales. The decrease in working capital during the six month period ended June 30, 2007 was due primarily to the payment of obligations that became due upon the completion of our special warrant financing

Cash Flows from Investing Activities

Our cash flows from investing activities during the six months ended June 30, 2008 were ($9,753,828), which primarily reflects capital expenditures of $9,181,063 (net of construction in progress financed by accounts payable in the amount of $1,146,721 and capitalized interest of $361,872) related to the reactivation of Johnson Camp during this time period, and $572,765 (net of $209,907 of copper produced during the period) in pre-commercial production costs incurred prior to the commencement of commercial production on February 1, 2008.

Our cash flows from investing activities during the six months ended June 30, 2007 were ($19,839) due to capital expenditures during the period.

Cash Flows from Financing Activities

Our cash flows from financing activities during the six months ended June, 2008 was $7,392,362 compared to $15,631,379 for the same period in 2007.

During the six months ended June 30, 2008, we drew down $7,000,000 from the $25,000,000 secured term loan credit facility we received from Nedbank in June of 2008. Proceeds from the loan were used to purchase supplies and equipment associated with the reactivation of the Johnson Camp Mine. As of June 30, 2008, our Company had $13,000,000 remaining undrawn under the facility. Interest on the term loan credit facility in the amount of $361,872 is being accrued and will be added to the principle balance of the credit facility when the Company begins to make payments in March, 2009. In addition, during the first half of 2008, we entered into a lease agreement for the purchase of equipment valued at $79,310, which has been accounted for as a non-cash transaction for purposes of the Condensed Consolidated Statement of Cash Flows, and made principal payments this and other capitalized lease of $19,368.

Between April and June, 2008, warrant holders exercised 1,380,000 warrants with exercise prices ranging between $.25 and $.50 into 1,380,000 shares of the Company’s common stock resulting in proceeds to the Company of $412,000.

In February 2007, we received a $100,000 loan from Auramet which was added to the then-outstanding principal under our $5,000,000 secured bridge loan facility with Nedbank, and we incurred $75,000 in debt issuance costs associated with the extensions of the Nedbank bridge loan, resulting in $25,000 in proceeds to our Company.

In June 2007, we completed the special warrant offering for gross proceeds of $23,000,025 of which $1,665,657 was used to pay the direct offering expenses incurred as a result of the special warrant financing. We then used $5,714,114 of those proceeds to repay our debt which consisted of the Nedbank bridge loan, the revolving credit facility, the convertible notes and an equipment loan. In December 2007, the special warrants were converted for no additional consideration into the underlying shares of common stock and warrants. A total of 15,333,350 warrants were issued upon conversion of the special warrants. Each warrant entitles the holder to purchase one share of common stock until June 5, 2012 at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture between our company and Computershare Trust Company of Canada, as the warrant agent.

In connection with the special warrants offering our company entered into an agency agreement whereby we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants to the agents and issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of our company at any time within the subsequent 24 month period at an exercise price of $0.75. For financial reporting purposes, the stock options have been valued at $513,436.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe that our critical accounting policies and estimates include the accounting for marketable securities and long-lived assets, valuation of stock options and warrants, income taxes, reclamation costs, and accounting for legal contingencies.

Marketable Securities

Marketable securities at June 30, 2008, consisted of certificates of deposits which are considered held-to-maturity securities and are stated at amortized cost on the consolidated balance sheet.

All marketable securities are defined as held-to-maturity securities, trading securities, or available-for-sale securities under SFAS No. 115. Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought with the intent and ability to be held to maturity are classified as held-to-maturity securities. Held-to-maturity securities are carried at amortized cost on the consolidated balance sheet until sold.

Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized gains and losses are included in earnings. Debt securities, for which our Company does not have the intent or ability to hold to maturity, and equity securities, are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

Long-Lived Assets

Our Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows.

Future cash flows for the Johnson Camp Mine include estimates of recoverable pounds of copper, copper prices (considering current and historical prices, price trends and related factors), production rates and costs, capital and reclamation costs as appropriate, all based upon detailed life-of-mine engineering plans and feasibility studies. Assumptions underlying future cash flow estimates are subject to risks and uncertainties.

No impairment losses were recorded during the year ended December 31, 2007 and the three and six month periods ended June 30, 2008.

Valuation of Stock Options and Warrants

From time to time our Company issues stock options and warrants. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted. When determining the fair value of stock options, the expected forfeiture rate is based on historical employee rates. The expected term of the options granted to employees is estimated using the formula set forth in SEC Staff Accounting Bulletin (“SAB”) No. 107. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption by the Financial Accounting Standards Board (“FASB”) of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of our Company’s common stock and that of our Company’s peer group.

Income Taxes

Our Company uses the asset and liability method to account for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the financial statements. Under SFAS No. 109, we do not meet the more likely than not criteria to recognize deferred tax assets related to our Company’s net operating loss carry forward because it is unlikely that sufficient taxable income will be generated to realize the benefit of these deferred tax assets over time until we have established a reasonable history of net profits, which in some circumstances has been interpreted as requiring at least two consecutive years of net profits. Accordingly, we have recorded a deferred tax valuation allowance in 2008 and prior years to offset the entire deferred tax asset arising from our net operating loss carry forward.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. We will continue to review this valuation allowance and make adjustments as appropriate.

Income tax expense consists of the tax payable or refundable for the current period and the change during the period in net deferred tax assets and liabilities. A change of over 50% of our equity ownership will result in a change in ownership as defined in the Internal Revenue Code and related regulations, and will have the effect of limiting the availability of the tax loss carry forward.

Reclamation Costs

SFAS No. 143, “Accounting for Asset Retirement Obligations,” establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement was adopted January 1, 2003, when we recorded the estimated present value of reclamation liabilities and adjusted the carrying amount of the related asset. Reclamation costs are allocated to expense over the life of the related assets and are adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

We have estimated our asset retirement obligations using an expected cash flow approach, in which multiple cash flow scenarios were used to reflect a range of possible outcomes. We estimated the aggregate undiscounted obligation to be approximately $400,000 for the Johnson Camp Mine. To calculate the fair value of this obligation, the projected cash flows were discounted at our Company’s estimated credit-adjusted, risk free interest rate of 10%. The majority of cash expenditures for reclamation and closure activities are expected to occur at the conclusion of production, currently anticipated to be in 2018 – 2019. Our Company will recognize an increase to the asset retirement obligation concurrent with the impact from mining activity when it resumes in early spring 2009. At June 30, 2008 the recorded value of accrued reclamation costs was $137,699.

Litigation

Other than as described below under the heading “Legal Proceedings,” we know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. However, our Company may from time to time be subject to various claims and legal proceedings arising in the ordinary course of business. If any adverse decisions or settlements occur, they may have a material adverse effect on our financial position, or results of operations. Litigation is inherently uncertain and we can make no assurance as to the ultimate outcome or effect.

Recently Issued Accounting Guidance

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement 157” was issued. FSP 157-2 applies to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Accordingly, this FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. We plan to adopt this standard beginning January 2009, and we do not anticipate it will have a material impact on our consolidated financial statements.

In December 2007, the SEC issued SAB No. 110 which confirms that the use of a “simplified” method, as discussed in SAB No. 107, to estimate the expected term of “plain vanilla” share options in accordance with FASB No. 123 would be acceptable beyond December 31, 2007. We adopted this standard beginning January 2008, which had no material impact on our Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No. 160 requires that ownership interests in subsidiaries held by parties other that the parent be clearly identified labeled and presented in the consolidated statement of financial position within equity, but separate from the parent equity. It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. The statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and that disclosures be expanded in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS 141 (Revised 2007) establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161, establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This objective of this statement is to enhance the understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are present in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company plans to adopt this standard when it become effective, however, the Company does not believe it will have a material impact on the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Item 3.           Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 4.           Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by our Company is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Our President and Chief Executive Officer, John Perry, and our Chief Financial Officer, Wayne Morrison, are responsible for establishing and maintaining disclosure controls and procedures for our Company.

Our management has evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2008 (under the supervision and with the participation of the Chief Executive Officer and the Chief Financial Officer), pursuant to Rule 13a-15(b) promulgated under the Securities Exchange Act of 1934, as amended. As part of such evaluation, management considered the matters discussed below relating to internal control over financial reporting. Based on this evaluation, our Company’s Chief Executive Officer and Chief Financial Officer have concluded that our Company’s disclosure controls and procedures were effective as of June 30, 2008.

Changes in Internal Control over Financial Reporting

The term “internal control over financial reporting” is defined as a process designed by, or under the supervision of, the registrant’s principal executive and principal financial officers, or persons performing similar functions, and effected by the registrant’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the registrant;

  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the registrant are being made only in accordance with authorizations of management and directors of the registrant; and

  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the registrant’s assets that could have a material effect on the financial statements.

A material weakness is defined in Public Company Accounting Oversight Board Auditing Standard No. 2 as a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

There have not been any changes in our internal control over financial reporting that occurred during our fiscal quarter ended June 30, 2008 that have materially affected, or are likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

RISK FACTORS

Much of the information included in this quarterly report includes or is based upon estimates, projections or other “forward-looking statements”. Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgement regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Such estimates, projections or other “forward-looking statements” involve various risks and uncertainties as outlined below. We caution readers of this quarterly report that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other “forward-looking statements”. In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

Risks Related to Our Company

We have a history of losses, and our future profitability will depend on the successful reactivation and operation of the Johnson Camp Mine, which cannot be assured.

We have a history of losses, and expect to incur losses in the future until we have reached full mining operations at the Johnson Camp Mine.

We have a history of losses and expect to incur losses in the future. We had no revenues and net losses of $2,512,181 for the year ended December 31, 2007, and additional net losses of $565,031 during the six months ended June 30, 2008. As of June 30, 2008, we had a working capital deficiency of $4,231,482 (including $1,664,051 representing the current portions of our long-term debt and capitalized leases and $4,233,783 representing the current portion of the derivative cash flow hedge contracts).

We have recently commenced work on reactivating the Johnson Camp Mine, and we are dependent upon the success of the Johnson Camp Mine as a source of future revenue and profits, if any. While we have commenced the production of copper from residual leaching, we cannot provide any assurance that we will successfully commence mining operations on the Johnson Camp property.

Even if we should be successful in achieving production, an interruption in operations of the Johnson Camp Mine may have a material adverse effect on our business.

The reactivation of the Johnson Camp Mine requires the commitment of substantial resources, and involves various concentrated activities that must be advanced concurrently. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

The reactivation of the Johnson Camp Mine and the development of new mining operations on the Johnson Camp property require the commitment of substantial resources for operating expenses and capital expenditures. We expect to incur approximately $34,000,000 (formerly estimated at $29,000,000) in initial capital costs within the first two years of start up of the mine, and an additional $3,000,000 in capital costs in two years following the commencement of mining. Our estimated expenses may increase in subsequent years as consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amounts and timing of expenditures will depend in part on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements or similar arrangements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.

There are numerous activities that need to be completed to facilitate reactivation of the Johnson Camp Mine, including, without limitation, optimizing the mine plan, negotiating contracts for the supply of power, for equipment, for earthwork, for construction, for installation, handling and any other infrastructure and other issues. At the same time, we must recruit and train personnel, and hire and mobilize a mining contractor who will purchase all of the required large scale mining equipment which we do not already own. There is no certainty that we will be able to retain appropriate personnel or a suitable mining contractor on a timely basis, if at all, or that we will be able to negotiate supply agreements on terms acceptable to us.

Most of these activities require significant lead times and must be advanced concurrently. We will be required to manage all of these matters using our existing resources while, at the same time, expanding our permanent staff and using outside consultants to assist in these matters. Because all of these matters must be completed before any production begins, a failure or delay in the completion of any one of these matters may delay production, possibly indefinitely, at the Johnson Camp Mine. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

Unforeseen conditions may affect our mining and processing efficiency, and we may not be able to execute the leaching operation as planned if we do not maintain proper control of ore grade.

The parameters used in estimating mining and processing efficiency are typically based on testing and experience with previous operations. Various unforeseen conditions can occur that may materially affect the estimates. In particular, unless proper care is taken to ensure that proper ore grade control is employed and that other necessary steps are taken, we may not be able to achieve production forecasts as planned. In addition, our projected production is based on anticipated copper recoveries at the Johnson Camp Mine that are in excess of historical experience, which may result in an overestimation of our mining and processing efficiency if our actual production does not meet our projected production.

We may never achieve our production estimates since they are dependent on a number of assumptions and factors beyond our control.

We have prepared estimates of future copper production. We cannot be certain that we will ever achieve our production estimates or any production at all. Our production estimates depend on, among other things: the accuracy of our reserve estimates; the accuracy of assumptions regarding ore grades and recovery rates; ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics; the accuracy of estimated rates and costs of mining and processing; and our ability to obtain all necessary permits to proceed with the reactivation of the Johnson Camp property. We plan on continuing to process the copper mineralization using SX-EW technology. These techniques may not be as efficient or economical as we project. Our actual production may vary from our estimates if any of these assumptions prove to be incorrect and we may never achieve profitability.

A major increase in our input costs, such as those related to sulfuric acid, electricity, fuel and supplies, may have an adverse effect on our financial condition.

Our operations are affected by the cost of commodities and goods such as electrical power, sulfuric acid, fuel and supplies. Management prepares its cost and production guidance and other forecasts based on its review of current and estimated future costs. A major increase in any of these costs may have an adverse impact on our financial condition. For example, during the past several months, SX-EW projects in the southwestern United States have experienced significant price increases for sulfuric acid. According to published industry information the price of sulfuric acid, South US spot price, increased from $120 per ton to $310 per ton between December 2007 and June 2008. At our planned full production rate of cathode of 25,000,000 pounds of copper per year, each $50 per ton increase in sulfuric acid prices is anticipated to result in an increase in the projected cost of cathode at Johnson Camp of approximately $0.07 per pound over the production cost estimates contained in the technical report prepared by Bikerman Engineering & Technology Associates, Inc.

Similarly, we expect that energy, including electricity and diesel fuel, will represent significant portion of production costs at our operations. Because energy is a significant portion of our production costs, we could be negatively affected by future increases in energy costs.

Shortages of sulfuric acid, electricity and fuel, may have an adverse effect on our financial condition.

Sulfuric acid supply for SX-EW projects in the southwestern U.S. is produced primarily as a smelter byproduct at smelters in the southwest U.S. and in Mexico. During the past several months, SX-EW projects in the southwestern United States have experienced significant shortages of sulfuric acid. We have an agreement in place for a broker of acid to supply us with sulfuric acid through the end of 2009. Therefore, we do not anticipate any sulfuric acid supply interruptions in the near future, although we continue to remain subject to market fluctuations in the price and supply of sulfuric acid.

Because our existing and planned operations will be highly dependent on the availability of electricity and diesel fuel, we could be negatively affected by future shortages of these commodities.

Our operations at the Johnson Camp Mine are dependent on certain equipment that may not be available.

We intend to use equipment we already own for operations at the Johnson Camp Mine. However, our mine plan calls for the acquisition or installation of certain additional equipment, including the purchase and installation of two secondary stage crushers and an overland conveyor system and certain equipment needed to rehabilitate and upgrade the existing SX-EW plant at the Johnson Camp Mine. There can be no assurance that we will be able to source the additional equipment that we require, that the transportation costs or installation of equipment to be installed at the Johnson Camp Mine will not be higher than anticipated by us, or that such equipment will arrive in good working condition.

Our estimates of reserves are inherently subject to error, particularly since we have no recent operating history on which to base such estimates. Our actual results may differ due to unforeseen events and uncontrollable factors that can have significant adverse impacts.

The Johnson Camp Mine has no recent operating history upon which to base estimates of proven and probable ore reserves and estimates of future cash operating costs. Estimates are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates, Inc. Bikerman Engineering & Technology Associates derived its estimates of cash operating costs at the Johnson Camp Mine from information provided by our Company and certain other information, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the mineral from the ore, comparable facility and equipment operating costs current as of the second quarter of 2007, anticipated climatic conditions and other factors.

As a result, actual cash operating costs and economic returns based upon development of proven and probable ore reserves may differ significantly from those originally estimated. Until reserves are actually mined and processed, the quantity of reserves must be considered as estimates only.

Our estimates of reserves are based in large part on sampling data produced by third parties and on amounts of metallurgical testing that are less extensive than normal. In addition, our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine since we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. In addition, our projections of copper recovery are based on amounts of metallurgical testing that are less extensive than are commonly used in the industry for evaluating copper oxide deposits. Furthermore, our estimates of ore reserves reflect consumption projections for sulfuric acid and other consumable items that were developed using a limited number of samples taken by the former operators of the mine on the Johnson Camp property that may not be representative of the characteristics of the copper deposits. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Copper recovery rates for approximately 15% of our estimated total reserves may be less than optimal due to the presence of copper sulfide mineralization below the elevation of 4,560 feet.

Copper sulfide minerals are not as amenable to heap leach recovery techniques as are copper oxides. Since copper sulfide mineralization is evident below an elevation of 4,560 feet in both the Burro and Copper Chief pits of the Johnson Camp Mine, we caution that copper recovery rates for ore anticipated to be mined below that elevation (approximately 15% of estimated total ore reserves) may be inhibited. In addition, although the column test on the sample of Abrigo ore (a type of copper bearing host rock at the Johnson Camp Mine) taken from an elevation of 4,620 feet that contained 4.49% sulfides exhibiting good copper recoveries, the leaching of copper from ore mined at this depth may be less than optimal.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves that is premised on a geologic resource model and estimate previously prepared that was based largely on drilling, sampling and assay data that had been developed by Cyprus Mines Corporation, Arimetco Inc. and Summo U.S.A. Corporation, the accuracy of which cannot be assured.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves contained in the feasibility study. The resource model and estimate previously prepared and used as the basis for the feasibility study is based largely on drilling, sampling and assay data that had been developed by the previous operators of the Johnson Camp Mine, Cyprus and Arimetco, and by Summo. The validity of the estimates assumes the accuracy of the underlying drill hole electronic database.

We and Bikerman Engineering & Technology Associates have conducted limited additional due diligence, such as reviews of historical project geological drill logs and assay certificates that have recently been located, but no additional drilling. Complete accuracy of the drill hole electronic database cannot be assured.

Cyprus, Arimetco and Summo used different approaches to drilling, sampling and assay analysis, with the result that their respective results may not be comparable and thereby increase the risk of an overestimation of ore reserves.

Cyprus Mines Corporation (which owned the Johnson Camp property until 1989, operating under the name Cyprus Johnson Copper Company), Arimetco and Summo used different approaches to drilling, sampling and assay analysis that may not be comparable to each other. In particular, the soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. The use of two incomparable approaches by Cyprus and Arimetco may have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at the Johnson Camp Mine, as well as increasing the risk of a material inaccuracy in the feasibility study.

Limited sampling work has been performed at the Johnson Camp Mine, and Bikerman Engineering & Technology Associates concluded that it is therefore not possible at this time to verify the entire drill hole electronic database used for the current resource model and ore reserve estimates. Bikerman Engineering & Technology Associates has largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data which constitute a fundamental variable input in the feasibility study.

Bikerman Engineering & Technology Associates reviewed the results of limited sampling work undertaken at the Johnson Camp Mine in 2006 by another engineering company. Bikerman Engineering & Technology Associates has concluded that it is not possible for it to verify the entire original drill hole electronic database used for the current mineral resource model and ore reserve estimates. Consequently, Bikerman Engineering & Technology Associates and we have largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data. Accordingly, there is a risk that results may vary if additional sampling work were undertaken. This, in turn, could adversely impact the current mineral resource model and ore reserve estimates, as well as increase the risk of a material inaccuracy in the feasibility study.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than on soluble copper assays and our expectations with respect to copper recovery are based on results of metallurgical testing that may not be duplicated in larger scale tests under onsite conditions or during production. As a result, there is a risk that we may have over-estimated the amount of recoverable copper.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than soluble copper assays. A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. There can be no assurance that metallurgical recoveries in small scale laboratory tests will be duplicated in larger scale tests under onsite conditions or during production. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper.

We will require additional permits and renewals of permits to reactivate the Johnson Camp Mine, the availability of which cannot be assured.

Although we have secured a number of permits for the restart and operation of the Johnson Camp Mine, we still need to obtain certain additional permits, including a ground water protection permit, an aquifer protection permit and an air quality permit. In addition, certain permits will require applications for renewal from time to time during the life of the project and certain permits may be suspended or require additional applications in the event of a significant or substantial change to the Johnson Camp Mine operations or prolonged inactivity. To the extent other approvals are required and not obtained, we may: (i) be prohibited from commencing certain activities at the Johnson Camp Mine including, among other actions, the assembly and installation of the crushing and conveying systems; (ii) be prohibited from commencing or continuing mining and or processing operations; (iii) forced to reduce the scale of or all of our mining operations; or (iv) be prohibited or restricted from proceeding with planned exploration or development of mineral properties. For example, we are currently producing copper from our residual leaching operations under an ADEQ Compliance Order. However, we anticipate that we will be required to immediately halt all of our operations at the Johnson Camp Mine if our application for a groundwater protection permit or our application for an aquifer protection permit is denied. In addition, based in part on the guidance we have received from the ADEQ, we have determined that we should not proceed with certain activities at the Johnson Camp Mine including, among other actions, the assembly and installation of the crushing and conveying systems, until we have received an air quality permit.

We will incur substantial debt and have granted a security interest in our assets. If we are unable to repay our loans when they become due, the lenders would be entitled to realize upon their security by taking control of all or a portion of our assets.

We have entered into a Credit Agreement dated as of June 28, 2007 (and amended as of June 30, 2008) with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility that will be used by our Company to assist in financing the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by our Company, with the aggregate amount of all term loans being $25,000,000. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) December 31, 2008, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (LIBOR) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). If we were to default under the Credit Agreement, an additional 3.0% interest would be payable in addition to such annual rate and all interest would be payable on demand. As of June 30, 2008, we had $13,000,000 available under this credit facility.

The Credit Agreement must be repaid in 15 equal quarterly installments beginning March 31, 2009 subject to certain prepayment provisions set forth in the Credit Agreement. We have delivered a deed of trust, a collateral account agreement and certain other security agreements that grant to the lenders a first priority lien encumbering all of the real and personal property associated with the Johnson Camp property, including all patented mining claims, fee lands and unpatented mining claims in which we have an interest. The lenders would be entitled to realize upon their security interests and seize our assets if we were to be unable to repay or refinance the loans as they become due. In addition, pursuant to the terms of the Credit Agreement, we are required to meet specified financial tests any time that any loan proceeds remain outstanding under the Credit Agreement. We are also restricted from incurring exploration expenses on the Coyote Springs property in excess of $1,500,000, during the period that the term loans are available.

Any failure to comply with the restrictions of the Credit Agreement, or under any other credit facilities or agreements governing our indebtedness, may result in an event of default. Such default may allow our creditors to accelerate the related debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our debt instruments that are accelerated upon an event of default.

If we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in our Credit Agreement at maturity or in the event of a default, the lenders under our agreement could terminate their commitments there under, cease making further loans, declare all borrowings outstanding (together with accrued interest and other fees) immediately due and payable and institute foreclosure proceedings against the security. Any such actions could force us into bankruptcy or liquidation.

We may require additional financing to complete the development and reactivation of the Johnson Camp Mine, the availability of which cannot be assured.

We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will be approximately $34,000,000 (formerly estimated at $29,000,000). Our estimated capital costs, and our estimated operating expenses, may change with our actual experience as our mine plan is implemented. If the change is substantial, we may still require additional financing to carry out our mine plan. We cannot guarantee that we will be able to obtain any additional financing on commercially reasonable terms or at all. If we fail to obtain the necessary financing when needed, we may not be able to execute our mine plan and we may again be forced to place the Johnson Camp Mine on care and maintenance status.

Title to the Johnson Camp property may be subject to other claims.

Although we believe we have exercised commercially reasonable due diligence with respect to determining title to the properties that we own or in which we hold an interest, we cannot guarantee that title to these properties will not be challenged or impugned. The Johnson Camp property may be subject to prior unrecorded agreements or transfers or to native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Johnson Camp property which, if successful, could impair development and/or operations.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The copper processing facilities and the Copper Chief and Burro bulk mining pits that serve as focal points for our mine plan are located on the patented mining claims or fee simple parcels. However, we may in the future mine areas that are on unpatented mining claims. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law, including the requirement of a proper physical discovery of a valuable lode mineral within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

Our insurance will not cover all the potential risks associated with the operations of a mining company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry. This may impair our ability to maintain or acquire attractive mining properties, and thereby adversely affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are dependent on our key personnel, and the loss of any such personnel could adversely affect our Company.

Our success depends on our key executives and on certain operating personnel at the Johnson Camp Mine. We face intense competition for qualified personnel, and the loss of the services of one or more of such key personnel could have a material adverse effect on our business or operations. Our ability to manage exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

If we succeed in reactivating the Johnson Camp Mine, we will have to significantly expand our workforce. We may not be successful in recruiting the necessary personnel, or in managing the new challenges that we will face with any significant growth.

In executing our plan to reactivate the Johnson Camp Mine, we plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees and to hire various contractors. This growth will place substantial demands on our Company and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.

The actual costs of reclamation are uncertain, and any additional amounts that we are required to spend on reclamation may have a material adverse effect on our financial condition.

The costs of reclamation included in the feasibility study are estimates only and may not represent the actual amounts which will be required to complete all reclamation activity. It is not possible to determine the exact amount that will be required, and the amount that we will be required to spend could be materially different than current estimates. Reclamation bonds or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of the Johnson Camp Mine operation. Any additional amounts required to be spent on reclamation may have a material adverse affect on our financial condition and results of operations.

Our directors and officers may have conflicts of interest.

Some of our directors and officers serve currently, and have served in the past, as officers and directors for other companies engaged in natural resource exploration and development (see “Directors and Officers – Directors and Executive Officers”), and may also serve as directors and/or officers of other companies involved in natural resource exploration and development in the future. We do not believe that any of our directors and officers currently has any conflicts of interest of this nature.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of committees of the board of directors required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the United States Securities and Exchange Commission, or the SEC, that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes, together with the risks associated with our business, may deter qualified individuals from accepting these roles.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

We are now subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. These provisions provide for the identification of material weaknesses in internal controls over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. If we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to express an opinion on the effectiveness of our internal controls beginning with the year ending December 31, 2009), this could discourage certain customers or suppliers from doing business with us, cause downgrades in our debt ratings leading to higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital. Further, such an occurrence could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or to incur substantially higher costs to obtain the same or similar coverage. It could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, on committees of our board of directors, or as executive officers.

Our officers and directors, and three shareholders holding 10% or more of our common stock, hold a significant amount of our issued and outstanding stock which may limit non-affiliated stockholders to influence corporate matters.

Our officers and directors as a group beneficially own approximately 23.8% of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock). In addition, we have three shareholder who, according to reports filed by it under the Securities Exchange Act of 1934, as amended, beneficially own 15.6%, 12.5% and 10.2%, respectively, of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock held by persons other than the relevant officer, director or 10% shareholder). This may limit the ability of our non-affiliated stockholders to influence corporate matters.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

We have registered for resale up to 55,589,705 shares of our common stock on a registration statement filed with the SEC on Form SB-2 under the Securities Act of 1933, as amended, and declared effective on December 18, 2007. These shares include 30,666,700 shares of common stock issued to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold by us in an unregistered private placement that closed on June 5, 2007, and up to 15,333,350 shares of common stock that may be issued to those selling stockholders upon the exercise of common stock purchase warrants which were also issued upon the conversion of the special warrants. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

If we fail to obtain a listing on an established stock exchange, you may be subject to U.S. federal income tax on the disposition of your securities.

We believe that we currently are a “United States real property holding corporation” under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). There can be no assurances that the common stock will be “regularly traded on an established securities market”.

We have not obtained a tax opinion to the effect that there has not been a change of control either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants. If a change in control is deemed to have occurred, our Company may not be able to fully utilize our net operating loss carry forwards.

At December 31, 2007, our Company had federal and state net operating loss carry forwards of approximately $89,900,000 and $16,800,000, respectively. We have not obtained a tax opinion to the effect that there has not been a change of control either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants, for the purposes of section 382 of the Internal Revenue Code. If any such change of control is deemed to have occurred, or occurs at any time in the future, our Company’s ability to fully utilize its net operating loss carry forwards in computing its taxable income will be limited to an annual maximum of the value of the company just prior to the change in control multiplied by the long term tax exempt rate.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

Our common stock currently constitutes “penny stock”. Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” In particular, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

In the event that an investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, the investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. In addition, pursuant to the terms of our Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, a return on investment will be solely determined by the ability to sell the shares in the secondary market.

Risks Related to Our Industry

The feasibility of our mine plan is based on certain assumptions about the sustainability of the current price of copper. We may be adversely affected by fluctuations in copper prices.

Copper prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand (including that related to housing), and the political and economic conditions of copper producing countries throughout the world. The aggregate effect of these factors on copper price is impossible to predict. Because mining operations are conducted over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing an operation permanently. The value and price of our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of copper and other metals.

In addition to adversely affecting our share price, financial condition and exploration, development and mining activities, declining metal prices can impact operations by requiring a reassessment of reserve estimates and the commercial feasibility of a particular project. Significant decreases in actual or expected copper prices may mean that a mineral resource which was previously classified as a “reserve” will be uneconomical to produce and may have to be restated as a resource. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Our operations will involve the exploration, development and production of copper and other metals, with the attendant risks of damage to or loss of life or property and legal liability.

Our operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, pit-wall failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.

Government regulation impacting the mining industry, may adversely affect our business and planned operations.

Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied in such a manner as to limit or curtail our exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation of these laws could have a material adverse effect on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production (assuming we achieve production) or require abandonment or delays in development of new mining properties.

Certain groups opposed to mining may interfere with our efforts to reactive the Johnson Camp Mine.

In North America there are organizations opposed to mining, particularly to open pit mines such as the Johnson Camp Mine. We anticipate that there may be opposition to the restart of operations at the Johnson Camp Mine. We believe our Company has the support of representatives from the communities in the immediate vicinity of Johnson Camp Mine including the cities of Benson and Wilcox and the community of Dragoon, and from various levels of government in the State of Arizona having jurisdiction over the Johnson Camp Mine. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is still the possibility that those opposed to the operation of the Johnson Camp Mine will attempt to interfere with the reactivation and operation of the Johnson Camp Mine, whether by legal process, regulatory process or otherwise. Such interference could have an impact on our ability to restart and operate the Johnson Camp Mine in the manner that is most efficient or appropriate, or at all, and any such impact would have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental risks and environmental regulation. Our failure to manage such risks or comply with such regulation will potentially expose us to significant liability.

All phases of our operations including, among other things, the assembly and installation of our planned crushing and conveying systems, will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that we anticipate will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation may adversely affect our operations, if any. Environmental hazards may exist on the Johnson Camp property or on properties that we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our failure to contain or adequately deal with hazardous materials may expose us to significant liability for which we are not insured.

Production, if any, at the Johnson Camp Mine will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards or clean up work that we are not insured against.

Item 1.           Legal Proceedings

Other than as set forth below, we know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. The outcome of open unresolved legal proceedings is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement. We do not believe the potential outcome from any legal proceedings that remain unresolved will significantly impact our financial position, operations or cash flows.

Arizona Department of Environmental Quality (ADEQ) Compliance Order and Stipulated Judgment

On September 7, 2002, ADEQ issued a Compliance Order requiring our Company to bring the Johnson Camp Mine into compliance with Arizona’s aquifer protection laws. Pursuant to the Compliance Order, we entered into a stipulated judgment with ADEQ which assessed civil penalties against us in the amount of $4,325,000. The stipulated judgment can only be entered should a default notice issued pursuant to the Compliance Order not be cured within 60 days after notice is received. The Compliance Order further provides that any future violations of Arizona’s aquifer protection laws would subject us to additional civil penalties, including the entry of the stipulated judgment and the assessment of the civil penalties described in the stipulated judgment. We have not received a default notice under the Compliance Order, and the stipulated judgment has not been entered against us.

Item 2.           Unregistered Sales of Equity Securities and Use of Proceeds

We issued securities in the following transactions without registering the securities under the Securities Act:

To date, certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors has exercised such rights in respect of the equity-based fees payable to him for the current year. Our non-executive directors earned the following additional deferred stock units during the three months ended June 30, 2008: Douglas Hamilton earned 13,072 deferred stock units; John Cook earned 10,621 deferred stock units; Stephen Seymour earned 10,621 deferred stock units; and T. Sean Harvey earned 8,170. Our non-executive directors earned the following additional deferred stock units during the six months ended June 30, 2008: Douglas Hamilton earned 24,837 deferred stock units; John Cook earned 20,180 deferred stock units; Stephen Seymour earned 20,180 deferred stock units; and T. Sean Harvey earned 15,523. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

We acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in January 2004 to purchase the leasehold rights and mining claims located near Safford in Graham

County, Arizona described as “Coyote Springs.” In January 2008, we issued a total of 106,674 stock options to Thornwell Rogers and MRPGEO, LLC pursuant to the agreement. These options were immediately exercisable, had a life of three years and an exercise price of $1.00. We issued these securities to Thornwell Rogers and MRPGEO, LLC, as accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

During the second quarter of 2008, we issued a total of 30,000 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $12,000. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We have not purchased any of our shares of common stock or other securities since January 1, 2006.

Item 3.           Defaults Upon Senior Securities

None.

Item 4.           Submission of Matters to a Vote of Securities Holders

None.

Item 5.           Other Information

None

Item 6.           Exhibits

EXHIBIT NUMBER DESCRIPTION

Articles of Incorporation and By-laws

3.1	Certificate of Incorporation (as amended) of Nord Resources Corporation(1)

3.2	Amended and Restated Bylaws of Nord Resources Corporation(2)

3.3	Amendment to Amended Certificate of Incorporation(16)

Instruments defining the rights of security holders, including indentures

4.1	Pages from Amended and Restated Bylaws of Nord Resources Corporation defining the rights of holders of equity or debt securities(1)

4.2	Amended and Restated Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated as of October 17, 2005(5)

4.3	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated April 17, 2006(5)

4.4	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 8, 2006(4)

4.5	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 15, 2006(5)

4.6	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading LLC, dated May 15, 2006(5)

4.7	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated May 31, 2006 representing 250,000 common stock purchase warrants(6)

4.8	Term Sheet and Agreement between Nedbank Limited and Nord Resources Corporation dated for reference April 13, 2007(16)

4.9	Special Warrant Indenture among Nord Resources Corporation, Blackmont Capital Inc. and Computershare Trust Company of Canada, as special warrant trustee, dated June 5, 2007(17)

4.10	Warrant Indenture between Nord Resources Corporation and Computershare Trust Company of Canada, as warrant agent, dated June 5, 2007(17)

4.11	Registration Rights Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(17)

4.12	Agent’s Option Certificate issued to Blackmont Capital Inc., dated June 5, 2007(17)

4.13	Agent’s Option Certificate issued to Salman Partners Inc., dated June 5, 2007(17)

Material Contracts

10.1	Executive Employment Agreement between Nord Resources Corporation and Ronald A. Hirsch dated January 2, 2004(1)

10.2	Waiver Agreement between Nord Resources Corporation and Ronald A. Hirsch dated February 15, 2006(3)

10.3	Executive Employment Agreement between Nord Resources Corporation and Erland Anderson dated January 2, 2004(1)

10.4	Waiver Agreement and Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated February 15, 2006(3)

10.5	Nord Resources Corporation Stock Option granted to Erland Anderson February 1, 2006(3)

10.6	Executive Employment Agreement between Nord Resources Corporation and John Perry dated April 18, 2005(1)

10.7	Waiver Agreement between Nord Resources Corporation and John Perry dated February 15, 2006(3)

10.8	Option to Purchase the “Coyote Springs” property from Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC to Nord Resources Corporation dated January 28, 2004(1)

10.9	First Amendment to Option to Purchase Coyote Springs property among Thornwell Rogers, South Branch Resources LLC, MRPGEO LLC and Nord Resources Corporation dated December 14, 2004(1)

10.10

Second Amendment to the Terms of Agreement, Option to Purchase the “Coyote Springs” Property, Graham County, Arizona, between Nord Resources Corporation and Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC, dated January 27, 2006(3)

10.11	Option to Purchase the “Mimbres” Property from Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC to Nord Resources Corporation dated June 10, 2004(1)

10.12	Option Agreement between Shirley Bailey and Nord Resources Corporation dated July 19, 2004(1)

10.13	Debt Conversion between Nord Resources Corporation and Thornwell Rogers dated April 16, 2004(1)

10.14	Debt Conversion between Nord Resources Corporation and South Branch Resources LLC dated April 16, 2004(1)

10.15	Debt Conversion between Nord Resources Corporation and MRPGEO, LLC dated April 16, 2004(1)

10.16	Warrant Certificate issuing 250,000 warrants to W. Pierce Carson dated April 22, 2005(1)

10.17	Warrant Amendment Agreement between Nord Resource Corporation and Pierce Carson dated October 5, 2006(18)

10.18	Nord Resources Corporation form of Warrant Certificate for US Purchasers (2005 private placement)(1)

10.19	Nord Resources Corporation form of Warrant Certificate for Canadian Purchasers (2005 private placement)(1)

10.20	Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine between Nord Resources Corporation and JC Rock, LLC dated December 24, 2004(1)

10.21	Office Lease between Issa and Henrietta Hallaq, landlords, and Nord Resources Corporation, tenant, dated January 5, 2006(17)

10.22

Confidential Settlement and Release Agreement between Nord Resources Corporation (plaintiff/counter-defendant), and Titanium Resources Group, Ltd. and Edward Wayne Malouf (defendants/counter-plaintiffs) dated August 9, 2006(9)

10.23	Settlement Agreement between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(10)

10.24	Mutual General Release between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(10)

10.25

Third Amendment to the “Terms of Agreement, Option to Purchase the ‘Coyote Springs’ Property, Graham County, Arizona” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(11)

10.26

Second Amendment to the “Terms of Agreement, Option to Purchase the ‘Mimbres’ Property, Grant County, New Mexico” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(11)

10.27	Settlement Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(11)

10.28	Assignment Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(11)

10.29	Amended and Restated Waiver Agreement and Amendment of Employment Agreement between Nord Resources Corporation and Ronald Hirsch dated October 18, 2006(11)

10.30	Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated October 18, 2006(11)

10.31	Amendment of Executive Employment Agreement between Nord Resources Corporation and John Perry dated October 18, 2006(11)

10.32

Indemnification Agreement dated October 18, 2006 by Stephen Seymour, in his personal capacity, and by Stephen Seymour, Kathie Stevens and Louise Seymour, as Trustees U/A dated 7/27/82 FBO Louise Seymour, in favor of Nord Resources Corporation(11)

10.33	Agreement and Plan of Merger dated October 23, 2006 by and among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(12)

10.34	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Ronald A. Hirsch(12)

10.35	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Stephen Seymour(12)

10.36	Deposit Escrow Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and American Stock Transfer & Trust Company(12)

10.37	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Ron A. Hirsch dated November 2, 2006(13)

10.38	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Erland A. Anderson dated November 2, 2006(13)

10.39	Letter Agreement respecting a performance bonus between Nord Resources Corporation and John T. Perry dated November 2, 2006(13)

10.40	Amended and Restated Assignment Agreement dated as of October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(14)

10.41	Seventh Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated November 2, 2006(14)

10.42	Settlement Agreement dated March 7, 2007 among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(15)

10.43	Eighth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated January 19, 2007(16)

10.44	Ninth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated as of April 30, 2007(16)

10.45	Agency Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(17)

10.46	Form of Subscription Agreement dated June 5, 2007 between Nord Resources Corporation and each purchaser of special warrants(17)

10.47	Credit Agreement dated as of June 28, 2007 between Nord Resources Corporation, Cochise Aggregates and Materials, Inc., Nedbank Limited and the Lenders from time to time party thereto(17)

10.48	Tenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated July 31, 2007(17)

10.49	Eleventh Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated October 31, 2007(19)

10.50

Long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. 200.80(b)(4) and 240.24b-2.)(19)

10.51	Twelfth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated January 31, 2008(19)

10.52	Thirteenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated April 30, 2008(21)

10.53

Amended and Restated Credit Agreement dated as of June 30, 2008 among Nord Resources Corporation, Cochise Aggregates and Materials, Inc., Nedbank Limited and the Lenders from time to time party thereto(20)

Subsidiaries of the Small Business Issuer

21.1	Subsidiaries of Small Business Issuer:

Name of Subsidiary	Jurisdiction of Incorporation
Cochise Aggregates and Materials, Inc.	Nevada

Certifications

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended(21)

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended(21)

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(21)

Additional Exhibits

99.1	Nord Resources Corporation 2006 Stock Incentive Plan(8)

99.2	Nord Resources Corporation Performance Incentive Plan for the period from July 1, 2007 to December 31, 2008(17)

Notes

(1)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on January 17, 2006.

(2)	Incorporated by reference from our current report on Form 8-K dated February 15, 2006, filed with the SEC on February 16, 2006.

(3)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 28, 2006.

(4)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 11, 2006.

(5)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006.

(6)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 31, 2006.

(7)	Note 7 is purposely omitted.

(8)	Incorporated by reference from Amendment No. 1 to our preliminary proxy statement on Schedule 14A, filed with the SEC on March 27, 2006.

(9)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on August 14, 2006.

(10)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 2, 2006.

(11)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 23, 2006.

(12)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 25, 2006.

(13)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on November 7, 2006.

(14)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended September 30, 2006, filed with the SEC on November 13, 2006.

(15)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 28, 2007.

(16)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007.

(17)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007.

(18)	Incorporated by reference from our registration statement on Form SB-2, filed with the SEC on October 19, 2007.

(19)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2007, filed with the SEC on March 26, 2008.

(20)	Incorporated by reference from our current report on Form 8-K dated June 30, 2008 and filed with the SEC on July 7, 2008.

(21)	Filed herewith.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORD RESOURCES CORPORATION

By:	/s/ John T. Perry
John T. Perry
(Principal Executive Officer)
President, Chief Executive Officer,

Date:	August 14, 2008

By:	/s/ Wayne M. Morrison
Wayne M. Morrison
(Principal Financial Officer and Principal Accounting Officer)
Vice President, Chief Financial Officer, Secretary and Treasurer

Date:	August 14, 2008